Exhibit 10.3

MARUBENI PAYMENT GUARANTY

This PAYMENT GUARANTY, dated as of December 11, 2006 (this “Guaranty”), is made by Marubeni Corporation, a corporation formed under the laws of Japan (“Guarantor”), in favor of Mirant Asia-Pacific Ventures, Inc., a Delaware corporation (“Ventures”), and Mirant Asia-Pacific Holdings, Inc., a Delaware corporation (“Holdings” and, each of Ventures and Holdings, a “Seller” and together, “Sellers”).

W I T N E S S E T H :

WHEREAS, Sellers and Tokyo Crimson Energy Holdings Corporation, a company existing and organized under the laws of the Cayman Islands (Tokyo Crimson Energy Holdings Corporation and its successors by law and permitted assigns, “Buyer”), have entered into that certain Stock and Note Purchase Agreement, dated as of the date of this Guaranty (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Stock and Note Purchase Agreement”), for the purchase by Buyer of all of the ordinary shares of Mirant Asia-Pacific Limited, a Bermuda exempted company, and certain intercompany notes held by Mirant Sweden International AB (publ), a public limited liability company organized under the laws of Sweden;

WHEREAS, Guarantor is an indirect fifty percent (50%) shareholder of Buyer; and

WHEREAS, in connection with the execution of the Stock and Note Purchase Agreement, the parties hereto wish to enter into this Guaranty pursuant to which Guarantor agrees, subject to the terms, conditions and limitations stated herein, to provide a guaranty of the payment obligations of Buyer under the Stock and Note Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.               Except as otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Stock and Note Purchase Agreement.

Section 2.               Guarantor hereby irrevocably, absolutely and unconditionally guarantees the full and timely satisfaction by Buyer of all of Buyer’s payment obligations to Sellers under the Stock and Note Purchase Agreement and the other documents executed and delivered by Buyer to Sellers in connection with the closing of the transactions contemplated under the Stock and Note Purchase Agreement (collectively and, together with the Stock and Note Purchase Agreement, the “Closing Documents”), including, without limitation, the payment of any and all Damages arising under the Closing Documents for which Buyer is liable to Sellers (the “Guaranteed Obligations”); provided that Guarantor’s aggregate liability under this Guaranty (including, without limitation, this Section 2) shall not, in any event and under any circumstance and notwithstanding anything to the contrary contained in this Guaranty or any agreement or document related hereto, exceed the amount (such amount, the “Guaranty Limit”) that is equal to the positive mathematical result of (x) three hundred million US dollars (US$300,000,000) minus (y) the sum of (i) fifty (50%) percent of any and all payments made by Buyer to Seller under the Stock and Note Purchase Agreement (including, without limitation, any payments in respect of the Purchase Price) and under the other Closing Documents and (ii) any and all amounts drawn against the Letter of Credit procured by Guarantor pursuant to Section 1.7 of the Stock and Note Purchase Agreement.  Guarantor agrees that, in the event that Buyer fails to timely satisfy any of its payment obligations to Sellers under the Closing Documents, then Guarantor will pay, subject to at all times the Guaranty Limit, such Guaranteed Obligations in the place and stead of Buyer; it being acknowledged and agreed that the Guaranty Limit shall only apply as a limitation of Guarantor’s liability and payment obligations under this Guaranty and shall not apply as a limitation of Buyer’s liability and payment obligations under the Closing Documents.  In the event Buyer becomes obligated to pay any Guaranteed Obligations and fails to timely pay such obligations in accordance with the terms of the Closing Documents, then Sellers may provide written notice to Guarantor demanding that Guarantor either cause Buyer to pay the Guaranteed Obligations or to pay, subject at all times to the Guaranty Limit, such Guaranteed Obligations in the place and stead of Buyer.

Section 3.               Guarantor represents and warrants to Sellers as follows:

(a)           It is duly organized, validly existing, and in good standing under the laws of Japan.  It has the power and authority to execute and deliver this Guaranty and to perform its obligations hereunder.

(b)           The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by all necessary corporate action.

(c)           This Guaranty has been duly executed and delivered by it and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(d)           The execution and delivery by it of this Guaranty, and the performance by it of its obligations hereunder, do not and will not (i) violate or contravene any provision of its organizational documents, (ii) violate any law or order of any Governmental Authority to which it is subject, or (iii) conflict with or result in a breach of any material term or provision of or constitute a default under or result in the maturing of any indebtedness pursuant to any material indenture, mortgage, deed of trust, loan agreement, or other material instrument to which it is a party or by which its properties are bound.

(e)           No notice or filing with, or approval of, any Governmental Authority is required by it for the due execution, delivery or performance of this Guaranty or for the validity or enforceability thereof.

Section 4.               The obligations of Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by any of the following, any of which may be taken without the consent of, or notice to, Guarantor:

(a)           any lack of legality, validity or enforceability of the Closing Documents or any of the payment obligations thereunder;

(b)           any amendment, modification, addition, supplement or extension of or to any part of the Closing Documents;

(c)           any exercise or non-exercise by Sellers of any right or privilege under the Closing Documents;

(d)           any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, or any acceptance of late or partial payments under, the Closing Documents;

(e)           any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to Buyer or any affiliate of Buyer (other than Guarantor);

(f)            the existence of any facts or circumstances which cause (or result in) any of the representations or warranties of Buyer under the Closing Documents to be inaccurate; or

(g)           any other circumstance whatsoever (with or without notice to or knowledge of Guarantor) which may or might in any manner or to any extent vary the risks of Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation, any right to require or claim that resort be had to Buyer in respect of the Guaranteed Obligations.

Section 5.               The obligations of Guarantor hereunder are independent of the obligations of Buyer and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Buyer is joined therein or a separate action or actions are brought against Buyer.  All remedies of Sellers are cumulative.

Section 6.               Guarantor unconditionally and irrevocably waives:

(a)           demands, protests, or notices as the same pertain to Buyer;

(b)           any right to require Sellers to proceed against Buyer or to exhaust any security held by Sellers or to pursue any other remedy;

(c)           any right to assert against Sellers, as a defense, counterclaim, set-off, recoupment or cross claim in respect of the Guaranteed Obligations, any defense (legal or equitable) or other claim which Guarantor may now or at any time hereafter have against Buyer or any other person;

(d)           any defense based upon an election of remedies by Sellers, unless the same would excuse performance by Buyer, under the Closing Documents; and

(e)           any duty of Sellers to advise Guarantor of any information known to Sellers regarding Buyer or its ability to perform under the Closing Documents.

Section 7.               Guarantor’s obligations under Section 2 hereof constitute a continuing guaranty and shall continue in full force and effect until termination of this Guaranty. This Guaranty shall immediately terminate upon the earlier to occur of: (a) the payment of the Purchase Price under Sections 1.4(c), (d) and (e) of the Stock and Note Purchase Agreement; (b) such time as Buyer’s payment obligations shall have been fully performed or otherwise extinguished under the Closing Documents; and (c) such time as Guarantor has made payments under this Guaranty in the aggregate amount of the Guaranty Limit.

Section 8.               The obligations of Guarantor under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Buyer or any other person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of such obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 9.               All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Guarantor:

Marubeni Corporation

4-2, Ohtemachi 1-Chome, Chiyoda-ku,

Tokyo 100-8088 Japan

Attention: Overseas Power Projects Department II

Masumi Kakinoki, General Manager

Facsimile:  +81-3-3286-9153

with a copy to:

Latham & Watkins LLP

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention:  Joseph B. Bevash

Facsimile:  +852-2522-7006

If to Sellers:

Mirant Corporation

1155 Perimeter Center West

Atlanta, Georgia 30338

Attention:  Steven B. Nickerson, Assistant General Counsel

Facsimile:  +1-678-579-5951

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C.  20005

Attention:  Michael P. Rogan

Facsimile:  +1-202- 393-5760

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 9, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 9).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

Section 10.             Notwithstanding anything to the contrary in this Guaranty or any certificate, agreement or document related to this Guaranty, this Guaranty shall not confer any rights or remedies upon any person other than the parties hereto and their lawful successors and permitted assigns.

Section 11.             This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their lawful successors and permitted assigns.  This Guaranty, and any rights and obligations hereunder, may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto.

Section 12.             This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of law.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Guaranty, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Guaranty in any court other than a federal or state court sitting in the State of New York.

Section 13.             This Guaranty embodies the entire agreement between Guarantor and Sellers.  There are no promises, terms, conditions or obligations other those contained herein, and this Guaranty shall supercede all previous communications, representations or agreements, either verbal or written, between Guarantor and Sellers.  No amendment of any provision of this Guaranty shall be valid unless the amendment shall be in writing and signed by Sellers and Guarantor.

Section 14.             Any term or provision of this Guaranty that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 15.             This Guaranty may be executed and delivered (including via facsimile) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

MARUBENI CORPORATION

By:		/s/ Masumi Kakinoki
	Name:	Mr. Masumi Kakinoki
	Title:	General Manager
Overseas Power Project Department II